Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8 (333-49660 and 333-43638) of iBeam Broadcasting Corp., of our report dated May 8, 2000, relating to the consolidated balance sheets of NextVenue Inc. and subsidiary as of December 31, 1998 (Predecessor Company) and 1999, and the related consolidated statements of operations, divisional/stockholders’ equity and comprehensive loss and cash flows for the year ended December 31, 1998 (Predecessor Company) and for the year ended December 31, 1999, which report appears in Amendment No. 1 to Form 8-K of iBeam Broadcasting Corp. dated January 4, 2001. Our opinion contains an explanatory paragraph relating to NextVenue Inc.'s acquisition of the production services business of CNBC/Dow Jones Business Video (Predecessor Company), effective January 1, 1999. As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and therefore is not comparable.

/s/ KPMG LLP

New York, New York
January 4, 2001